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                                                                   Exhibit 10.10





September 20, 1994
                                                        PERSONAL & CONFIDENTIAL



Mr. David E. Wilbur, Jr.
Vice Chairman
Carlisle Plastics, Inc.
1401 West 94th Street
Minneapolis, MN  55431

Dear Dave:

This letter is to serve as an amendment to the EXECUTIVE EMPLOYMENT AGREEMENT dated September 1, 1992 between Carlisle Plastics, Inc. and David E. Wilbur, Jr. As was agreed upon between the Board of Directors of Carlisle Plastics, Inc. and yourself during a closed session on September 7, 1994, effective immediately your position as C.O.O. of Carlisle Plastics, Inc. is to be vacated and you are hereby assigned, by unanimous approval of the Board, to the position of Vice Chairman Carlisle Plastics, Inc. and have been elected to the Executive Committee in accordance with a motion approved by the Board in open session later on the same date.

As was agreed by the Board and approved by you verbally, all non-qualified stock options that were granted to you on September 1, 1992 will remain in effect during your term as Vice Chairman. The incentive stock option that was granted on January 2, 1994 for 200,000 shares at $7.00 per share is to be cancelled. Additionally, you agreed to spend not less than six months per year engaged in Carlisle Plastics, Inc. activities which will include but not be limited to service to the Executive Committee, strategic oversight of the business, various specific activities to be determined related to product development, market development, and key customer relationships and Board Meetings on a regular basis. Compensation for these activities was agreed upon to be $150,000 per year and all previous perquisites and expenses are to remain in place.

In consideration for accepting this assignment, the term of this agreement is to be from September 7, 1994 through September 6, 1995 and may only be terminated under clauses 8(a), 8(b), 8(c), and 8(e) of the Employment Agreement dated September 1, 1992.

With respect to the Employment Agreement of September 1, 1992, this Agreement supersedes the following paragraphs:
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1.       Employment.
2.       Executive Capacity.
3.       Location.
4.       Term of Employment.
5.       Compensation.
6.       Incentive Compensation.
7.       Benefits  (vacation to be eliminated; all remaining items as agreed upon).
8.       Termination  (as covered previously in the body of this letter).
9.       Severance.

All other paragraphs as listed below remain in effect as agreed upon in the September 1, 1992, Executive Employment Agreement:

10.      Confidential Information.
11.      Disclosure of Product Developments.
12.      Transfer of Product Developments.
13.      Non-Competition.
14.      Delivery of Company Property.
15.      Equitable Remedies.
16.      Severable Provisions.
17.      Miscellaneous.

Dave, I hope that this agreement meets with your approval. I look forward to your continued contribution to the value enhancement of Carlisle Plastics, Inc. and look forward to working with you in this new capacity.

If you agree that this letter completely and accurately states our understandings on the subjects covered above, please sign and return one of the enclosed copies, whereupon it will become an agreement between us, legally binding in accordance with its terms.

CARLISLE PLASTICS, INC.


By /s/ William H. Binnie
   ---------------------------
   William H. Binnie, Chairman


         I hereby accept and agree to the foregoing.



Dated:  September 20, 1994                 /s/ David E. Wilbur, Jr.
                                           ---------------------------
                                           David E. Wilbur, Jr.